Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SGOCO Group, Ltd. and Subsidiaries

We hereby consent to the use of our report dated April 28, 2011, with respect to the consolidated balance sheets of SGOCO Group, Ltd. and Subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated by reference herein and in the Company’s  Registration Statement on Form S-1 (333-146147), and Registration Statement on Form F-1 (333-170674), and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Frazer Frost, LLP

Brea, California
August 23, 2011